EXHIBIT 5.1

July 8, 2005

SM&A
4695 MacArthur Court, Eighth Floor
Newport Beach, CA 92660

Ladies and Gentlemen:

     At your request, we have examined the form of Registration Statement on Form S-8 (the “Registration Statement”) to be filed by SM&A (the “Company”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the purpose of registering the sale of 1,000,000 shares of Common Stock of the Company to be purchased under the Company’s Second Amended and Restated Equity Incentive Plan (the “Plan”). We are familiar with the proceedings taken and proposed to be taken in connection with the issuance and sale of the securities in the manner set forth in the Plan and the Registration Statement. We have reviewed a copy of the Plan as currently in effect. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document. Subject to completion of the proceedings contemplated in connection with the foregoing matters, we are of the opinion that all of the Common Stock to be sold pursuant to the Plan and the Registration Statement has been duly authorized and, when issued and sold in the manner set forth in the Plan and the Registration Statement will, upon such issuance and sale, be validly and legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement or any amendment thereto.

Very truly yours,
/s/ Bingham McCutchen LLP